UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).
() Form 3 Holdings Reported
() Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Pint, Michael J.
   1314 Marquette Ave.
   Minneapolis, MN  55403
2. Issuer Name and Ticker or Trading Symbol
   THE EXPLORATION COMPANY OF DELAWARE, INC. TXCO
3. IRS Identification Number of Reporting Person, if an entity (voluntary)
   ###-##-####
4. Statement for Month/Year
   12/31/00
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check applicable line)
   (x) Form Filed by One Reporting Person
   ( ) Form Filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Incentive Stock Option  |5.9687  |10/26|D [1|           |750|     |5/1/0|Common      |75000  |       |0           |D  |            |
                        |        |/00  |]   |           |00 |     |7    |Stock, $0.01|       |       |            |   |            |
                        |        |     |    |           |   |     |     |par value   |       |       |            |   |            |
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Incentive Stock Option  |3.09    |10/26|A [2|75000      |   |     |5/1/0|Common      |75000  |       |0           |D  |            |
                        |        |/00  |]   |           |   |     |7    |Stock, $0.01|       |       |            |   |            |
                        |        |     |    |           |   |     |     |par value   |       |       |            |   |            |
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Explanation of Responses:
1. Cancellation of option in connection with grant of replacement option
2. The reported transaction involved the repricing of an existing option which was originally granted on May 1, 1997 and which provided for vesting in three equal annual installments commencing on May 1, 1998.

Michael J. Pint
SIGNATURE OF REPORTING PERSON
/Signature/
By:  Roberto R. Thomae, per power of attorney
DATE
2/13/01